UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

AMERISAFE, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 29, 2015

Dear AMERISAFE Shareholder:

You are cordially invited to attend the annual meeting of shareholders of AMERISAFE, Inc. The meeting will be held on Friday, June 12, 2015, beginning at 9:00 a.m. at our corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana 70634.

Information about the meeting, including the nominees for election as directors and the other proposals to be considered is presented in the following notice of annual meeting and proxy statement. At the meeting, management will report on the Company’s operations during 2014 and comment on our outlook for the remainder of 2015. The report will be followed by a question and answer period.

We hope that you will attend the annual meeting. It is important that your shares be represented. Accordingly, please vote using the internet or telephone procedures described on the proxy card or sign, date and promptly mail the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope.

We look forward to seeing you at the meeting on June 12th.

Sincerely,

C. Allen Bradley, Jr.	G. Janelle Frost
Executive Chairman	President and Chief Executive Officer

AMERISAFE, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 12, 2015

The 2015 annual meeting of shareholders of AMERISAFE, Inc. (the “Company”) will be held on June 12, 2015, beginning at 9:00 a.m. at the Company’s corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana 70634. The meeting will be held for the following purposes:

1.	to elect one director to serve until the 2017 annual meeting of shareholders;

2.	to elect three directors to serve until the 2018 annual meeting of shareholders;

3.	to conduct an advisory vote on the Company’s executive compensation;

4.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015; and

5.	to transact such other business as may properly come before the meeting.

Information concerning the matters to be voted upon at the meeting is set forth in the accompanying proxy statement. Also enclosed is the Company’s annual report for the year ended December 31, 2014. Holders of record of the Company’s common stock as of the close of business on April 20, 2015 are entitled to notice of, and to vote at, the meeting.

If you plan to attend the meeting and will need special assistance or accommodation, please describe your needs on the enclosed proxy card.

By Order of the Board of Directors,

Kathryn H. Shirley

Senior Vice President,

General Counsel and Secretary

DeRidder, Louisiana

April 29, 2015

IMPORTANT

Whether or not you plan to attend the meeting in person, please vote using the internet or telephone procedures described on the proxy card or by signing, dating, and promptly returning the enclosed proxy card in the pre-addressed, postage-paid envelope.

AMERISAFE, Inc.

2301 Highway 190 West

DeRidder, Louisiana 70634

PROXY STATEMENT

This proxy statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of AMERISAFE, Inc. (the “Company”) for use at the Company’s 2015 annual meeting of shareholders or any postponement or adjournment thereof (the “Annual Meeting”). This proxy statement also provides information you will need in order to consider and act upon the matters specified in the accompanying notice of annual meeting. This proxy statement and the enclosed proxy card are being mailed to shareholders on or about May 4, 2015.

Record holders of the Company’s common stock as of the close of business on April 20, 2015 are entitled to vote at the Annual Meeting. Each record holder of common stock on that date is entitled to one vote at the Annual Meeting for each share of common stock held. As of April 20, 2015, there were 18,978,693 shares of common stock outstanding.

You cannot vote your shares unless you are present at the Annual Meeting or you have properly executed your proxy. You can vote by proxy in one of three convenient ways:

•	by internet: visit the website shown on your proxy card and follow the instructions;

•	by telephone: dial the toll-free number shown on your proxy card and follow the instructions; or

•	in writing: sign, date, and return the enclosed proxy card in the enclosed pre-addressed, postage paid envelope.

You may revoke your proxy at any time prior to the vote at the Annual Meeting by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Annual Meeting.

Unless revoked as described above, all properly executed proxies will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by your proxy will be voted:

•	FOR the election of one director to serve until the 2017 annual meeting of shareholders;

•	FOR the election of three directors to serve until the 2018 annual meeting of shareholders;

•	FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

If you own shares of common stock held in “street name” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your shares will be voted in the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2015, but not for any other proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

Holders of a majority of the outstanding shares of the Company’s common stock must be present, either in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum and are considered present and entitled to vote.

The following table sets forth the voting requirements, whether broker discretionary voting is allowed and the treatment of abstentions and broker non-votes for each of the matters to be voted on at the Annual Meeting.

Proposal	Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes
No. 1 – Election of directors	Plurality (that is, the largest number) of the votes cast	No	Abstentions and broker non-votes are not considered votes cast and will have no effect

No. 2 – Advisory vote on executive compensation	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions will have the effect of a vote cast against the matter and broker non-votes are not considered votes cast

No. 3 – Ratification of the appointment of Ernst & Young	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	Yes	Abstentions will have the effect of a vote cast against the matter

The Company pays the costs of soliciting proxies. We have engaged Georgeson, Inc. to serve as our proxy solicitor for the Annual Meeting at a base fee of $8,500 plus reimbursement of reasonable expenses. Georgeson will conduct our broker search, solicit banks, brokers, institutional investors and hedge funds to determine voting instructions, monitor voting and deliver executed proxies to our voting tabulator. Our employees also may solicit proxies by telephone or in person. However, they will not receive additional compensation for soliciting proxies. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies. The Company may reimburse these persons for their related expenses. Proxies are solicited to provide all record holders of the Company’s common stock an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, three directors will be elected to serve three-year terms expiring at our annual shareholder meeting in 2018 and one director to serve a term expiring at our annual shareholder meeting in 2017. This section of the proxy statement contains information relating to the director nominees and the directors whose terms of office continue after the Annual Meeting. The director nominees were selected by the Nominating and Corporate Governance Committee and approved by the Board for submission to the shareholders. The nominees for election are Michael Brown, Philip A. Garcia, Randy Roach and Millard E. Morris. All currently serve as directors.

The Board recommends a vote “FOR” the election of each of the nominees.

Nominee to be elected for a term expiring at the Annual Meeting in 2017.

Michael Brown, age 51, has served as a director of the Company since November 2014. Mr. Brown is the Vice Chairman and Chief Operating Officer of Iberiabank Corp., a position he has held since September 2009. In that role, he manages Iberiabank’s retail and commercial banking operations in Louisiana, Arkansas, Florida, Alabama, Texas and Tennessee. From 2001 to 2009, Mr. Brown served as Senior Executive Vice President of Iberiabank Corp. Prior to joining Iberiabank in 1999, Mr. Brown was a managing director with Bank One Capital Markets.

Mr. Brown’s experience in the financial services industry in a number of the Company’s key markets makes him well qualified to serve as a director of the Company.

Nominees to be elected for terms expiring at the Annual Meeting in 2018

Philip A. Garcia, age 58, has served as a director of the Company since 2010. He retired from the Erie Insurance Group in April 2009, where he served as Executive Vice President and Chief Financial Officer for the final 12 years of his 28-year career with that company. In 2014, Erie Insurance Group was the 16th largest property and casualty insurer in the United States based on net premiums written. Mr. Garcia was a director of Donegal Group Inc. from December 2009 to May 2011. He was previously a licensed Certified Public Accountant in Pennsylvania.

Mr. Garcia possesses a strong background in financial, accounting and investment management with a publicly traded property and casualty insurance company, as evidenced by his prior service as Chief Financial Officer of Erie Insurance Group. He brings substantial experience in the insurance industry to the Board, including a strategic understanding of the operations of a property and casualty insurance company, as well as an understanding of the current economic and other challenges facing our industry. His experience enables him to serve on the Audit Committee as an “audit committee financial expert.”

Randy Roach, age 64, has served as a director of the Company since March 2007. Mr. Roach has been the Mayor of Lake Charles, Louisiana since 2000. Prior to assuming his duties as Mayor, Mr. Roach was engaged in the practice of law focusing on real estate and commercial law. Mr. Roach has been a member of the Louisiana State Bar Association since 1976. He is a director of The First National Bank of Louisiana. He is also a former member of the House of Representatives of the Louisiana Legislature.

Mr. Roach’s experience as a government official brings valuable insight to the Board given that the Company operates in a highly regulated industry. Mr. Roach’s background as an attorney, legislator and government official is particularly helpful in his role as a member of the Nominating and Corporate Governance Committee.

Millard E. Morris, age 70, founded the Company in 1985. He was our Chairman, Chief Executive Officer and principal shareholder until the Company was sold to a private investment group in 1997. He served on the Company’s Board from 1985 until 2005, when he voluntarily retired from our Board prior to the Company’s initial public offering. Mr. Morris was re-elected to the Board in June 2007. Since 1996, he has been the managing member of Dumont Management Group, LLC, a privately held company that provides management services to various affiliated finance and investment companies. Millard E. Morris is the father of Jared A. Morris.

Millard E. Morris’s experience as founder of the Company and his long-term service as a director give him unique knowledge of the opportunities and challenges associated with the Company’s business. His familiarity with the Company and the insurance industry make him uniquely qualified to serve as a director of the Company.

Current directors whose terms expire at the Annual Meeting in 2016

Jared A. Morris, age 40, has served as a director of the Company since 2005. In November 2012, he was appointed by the Board to serve as our lead director. Since 2002, he has been an officer and a principal owner of Marine One Acceptance Corporation and Dumont Land, LLC, both of which are specialty finance companies. Since 2002, he has also served as an officer of Dumont Management Group, LLC, a privately held company that provides management services to various affiliated finance and investment companies. He serves on the board of directors of First National Bank of DeRidder and is the Chairman of the board of directors of Beauregard Memorial Hospital. Jared A. Morris is the son of Millard E. Morris.

Jared A. Morris has been the chair of the Nominating and Corporate Governance Committee for seven years and has taken a lead role in developing and maintaining the Company’s corporate governance policies and practices. His experience and training in financial and credit management, as well as business investment, also enhance the Board’s business sophistication.

Daniel Phillips, age 68, has served as a director of the Company since 2007. Mr. Phillips is President and Chief Executive Officer of PAX, Inc., a supplier of fabricated heavy industrial steel to the petrochemical, petroleum refining, and power industries, headquartered in Baton Rouge, Louisiana. He founded PAX, Inc. in 1979, and has been an owner and officer of that company since that time.

Mr. Phillips brings to the Board substantial experience as the founder and chief executive officer of an industrial company that typifies many of the Company’s insurance clients. His experience as a CEO provides him with a unique perspective on leadership and issues affecting the Company and its clients.

Current directors whose terms expire at the Annual Meeting in 2017

C. Allen Bradley, Jr., age 63, joined the Company in 1994. Mr. Bradley was appointed Executive Chairman effective April 1, 2015. He has served as Chairman of the Board since 2005 and as a director since 2003. Mr. Bradley served as Chief Executive Officer from 2003 to March 31, 2015. Mr. Bradley served as President from 2002 until August 2010. In addition to the positions listed above, Mr. Bradley has served in various other executive capacities, including Chief Operating Officer, General Counsel and Secretary. He has also managed various departments of the Company, including underwriting operations and safety services. Prior to joining the Company, he was engaged in the private practice of law.

Mr. Bradley’s over 20 years of experience with the Company gives him unique knowledge of the Company’s business and the insurance industry. His long-term experience with the Company in various roles provides valuable insight about operational and strategic matters impacting the Company.

Austin P. Young III, C.P.A., age 74, has served as a director of the Company since 2005. Mr. Young served as Senior Vice President, Chief Financial Officer and Treasurer of CellStar Corporation, a logistics service provider to the wireless communications industry, from 1999 until his retirement in December 2001. From 1996 to 1999, he served as Executive Vice President-Finance and Administration of Metamor Worldwide, Inc., a national staffing and systems consulting firm. Mr. Young was also Senior Vice President and Chief Financial Officer of American General Corporation, an insurance and financial services holding company, for more than eight years. He was a partner in the Houston and New York offices of KPMG LLP for 12 years before joining American General Corporation. Mr. Young currently serves as a Director and Chairman of the Audit Committee of Insperity, Inc., a human resources outsourcing company. He previously served as a director of Tower Group International, Ltd., a property and casualty insurance holding company, from 2004 to September 2014. He holds an accounting degree from the University of Texas and is a licensed Certified Public Accountant in Texas. He is a member of the Houston and State Chapters of the Texas Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and Financial Executives International.

Mr. Young’s significant experience as a partner at an international accounting firm and in senior financial positions at various companies provides a solid background that enables him to advise the Board on financial and audit-related matters. This experience also enables him to serve as chair of the Audit Committee and as an “audit committee financial expert.” Additionally, his prior service on the boards of other public companies, including one in the insurance industry, provides valuable insight as to the current trends in the insurance industry and in public company governance.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are submitting the compensation of our named executive officers as disclosed in this proxy statement to our shareholders for an advisory vote. Our Board has adopted a policy to hold annual advisory votes on executive compensation. Our next advisory vote on executive compensation will be at our annual meeting of shareholders in 2016. Our next advisory vote on the frequency of shareholder votes on executive compensation will take place at our annual meeting of shareholders in 2017.

As described below under the heading “Compensation Discussion and Analysis,” we seek to offer our employees, including our named executive officers, with a competitive pay package that rewards individual contributions, performance and experience with our Company, while aligning the interests of our executive officers and other key employees with those of the Company’s shareholders. The Compensation Committee sets compensation in this manner to ensure that our compensation practices do not put the Company at a disadvantage in attracting and retaining executives and other employees, while also ensuring a competitive cost structure for our Company.

The vote on this proposal is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our named executive officers, as described under the headings “Compensation Discussion and Analysis” and “Executive Compensation” in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. However, the Compensation Committee expects to consider the outcome of this advisory vote in evaluating whether any actions are appropriate with respect to our compensation programs for our executive officers.

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015. The Board is asking shareholders to ratify this appointment. SEC regulations and the Nasdaq listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee. However, the Board considers the selection of an independent registered public accounting firm to be an important matter to shareholders. Accordingly, the Board considers a proposal for shareholders to ratify this appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions. For additional information regarding our independent registered public accounting firm, see “Independent Public Accountants.”

The Board recommends a vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

Board of Directors

The Board presently consists of eight members, seven of whom are non-employee directors. The Board is divided into three classes, with each class serving three-year terms. The term of one class expires at each annual meeting of shareholders.

Director Compensation

The elements of compensation payable to our non-employee directors in 2014 are briefly described in the following table.

Board Service:
Annual cash retainer	$35,000
Annual restricted stock award	30,000
Board Committee Service:
Audit Committee Chair annual cash retainer	$20,000
Compensation Committee Chair annual cash retainer	10,000
Nominating and Corporate Governance Committee Chair annual cash retainer	10,000
Risk Committee Chair annual cash retainer	7,500
Committee member annual cash retainer	5,000
Committee meeting fee (for each meeting in excess of four meetings)	1,000

Committee Chairs do not receive annual cash retainers for being members of the committees they chair. Meeting fees are not paid for attendance at the first four committee meetings during the year. Any director who is an employee of the Company does not receive additional compensation for serving as a director. Directors do not receive additional compensation for serving on our Risk Committee. The Company reimburses directors for reasonable out-of-pocket expenses incurred in connection with their service as directors.

The amount of restricted stock granted to each non-employee director is equal to $30,000, divided by the closing price of our common stock on the date of the annual meeting of shareholders at which the non-employee director is elected or continues to be a member of the Board. Awards to non-employee directors are made under the AMERISAFE, Inc. 2010 Restated Non-Employee Director Restricted Stock Plan (the “2010 Director Plan”). On June 13, 2014, each non-employee director (other than Mr. Brown) was granted 811 shares of restricted stock. On November 11, 2014, Mr. Brown was appointed director and was granted 363 shares of restricted stock.

The shares of restricted stock granted to non-employee directors vest at the next annual meeting of shareholders. If a non-employee director is first elected or appointed to the Board at a time other than at an annual meeting of shareholders, the non-employee director is awarded a prorated restricted stock grant at that time.

The following table provides information regarding the compensation of our non-employee directors for the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Michael Brown	$4,850	$14,970	$19,820
Philip A. Garcia	52,000	29,983	81,983
Jared A. Morris	51,000	29,983	80,983
Millard E. Morris	42,500	29,983	72,483
Daniel Phillips	40,000	29,983	69,983
Randy Roach	54,500	29,983	84,483
Austin P. Young III	61,000	29,983	90,983

1.	The grant date fair value of each award (other than the award made to Mr. Brown), calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“Topic 718”), was $29,983. The grant date fair value of the award made to Mr. Brown was $14,970. Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for information regarding the assumptions made in determining these values. As of December 31, 2014, each non-employee director (other than Mr. Brown) held 811 shares of restricted stock. Mr. Brown holds 363 shares of restricted stock. He was appointed to the Board on November 11, 2014.

Non-Employee Director Stock Ownership and Retention Guidelines

Our Board recognizes that ownership of common stock is an effective means to align the interests of our directors with those of our shareholders. The following is a summary of our stock ownership and retention guidelines for our non-employee directors.

Non-Employee Director Stock Ownership Guidelines. Non-employee directors are expected to acquire and hold during their Board service shares of our common stock equal in value to at least three times the annual cash retainer paid to our directors, or $105,000. Non-employee directors have five years from their initial election to the Board to meet these ownership guidelines.

Non-Employee Director Retention Guidelines. Directors are expected to continuously own sufficient shares to meet the guidelines once attained. Until a director meets the ownership guidelines, the director will be required to hold 75% of the shares of common stock received from any equity award, net of any shares used to pay the exercise price or tax withholding. If a director attains compliance with the stock ownership guideline and subsequently falls below the guideline because of a decrease in the price of our common stock, the director will be deemed in compliance provided that the director retains the shares then held.

The following table provides the equity ownership of each of our non-employee directors as of December 31, 2014, measured in dollars. Ownership was calculated based on a price of $42.36 per share, the closing price of the Company’s common stock on December 31, 2014.

Non-Employee Director	Total Ownership
Michael Brown	$15,377
Philip A. Garcia	266,487
Jared A. Morris	2,901,406
Millard E. Morris	4,356,387
Daniel Phillips	538,904
Randy Roach	371,243
Austin P. Young III	382,426

Corporate Governance

The Board and senior management of the Company believe that one of their primary responsibilities is to promote a corporate culture of accountability, responsibility and ethical conduct throughout the Company. Consistent with these principles, the Company has, among other things, adopted:

•	corporate governance guidelines that describe the principles under which the Board operates;

•	a code of business conduct and ethics applicable to all employees;

•	written charters for each of its standing committees;

•	a lead director policy;

•	a policy regarding the recovery of incentive compensation in the event of a restatement of the Company’s financial statements filed with the SEC or any state authority;

•	policies prohibiting our directors and executive officers from hedging or pledging our common stock; and

•

a policy regarding Rule 10b5-1 trading plans requiring, among other things, that each plan be approved by the Company’s General Counsel and provided to the Chair of the Nominating and Corporate Governance Committee, or NCG Committee, for review prior to approval, and each plan must provide for a minimum 30-day waiting period between the execution of the plan and the initial trade under the plan.

Our corporate governance guidelines, code of business conduct and ethics, committee charters and certain other governance policies are available on the Company’s website (www.amerisafe.com) in the Investor Relations section. Copies of these documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendment to, or waiver from, its code of business conduct and ethics on its website in the Investor Relations section.

Management regularly meets with shareholders and potential investors. In those meetings, investors and shareholders express their views regarding the Company’s executive compensation practices and corporate governance policies. Management reports to the Board and the NCG Committee regarding the discussions at these meetings. The NCG Committee and the Board periodically review the Company’s corporate governance policies and practices. Based on these reviews, input from shareholders and recommendations from the NCG Committee, the Board adopts changes to policies and practices that it believes are in the best interests of the Company, including complying with any new SEC or Nasdaq listing requirements.

The NCG Committee intends to continue to periodically review the Company’s corporate governance policies, taking into consideration, among other things, the views of our shareholders and developments in the governance practices of other public companies.

Board Leadership

With the appointment of Janelle Frost as our Chief Executive Officer on April 1, 2015, the Company’s Chairman and Chief Executive Officer positions are separate. Mr. Bradley, our former Chairman and Chief Executive Officer, is currently the Company’s Executive Chairman. The Board believes that this approach is the most effective leadership structure for the Company at this time. The Board will evaluate whether to keep these positions separate following Mr. Bradley’s retirement, which is expected to occur in September 2016.

Jared A. Morris is currently our independent lead director. His key responsibilities in this role include:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	calling meetings of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman;

•	approving the quality, quantity, appropriateness and timeliness of information sent to the Board as well as approving meeting agenda items;

•	facilitating the Board’s approval of the number and frequency of board meetings as well as meeting schedules to assure that there is sufficient time for discussion of all agenda items; and

•	leading the discussion of the Board regarding the annual evaluation of the effectiveness of the Board.

Director Independence

As part of the Company’s corporate governance guidelines, the Board has established a policy requiring a majority of the members of the Board to be independent, as that term is defined in the Nasdaq listing requirements. The Board has determined that each of its non-employee directors, Mr. Brown, Mr. Garcia, Mr. J. Morris, Mr. M. Morris, Mr. Phillips, Mr. Roach, and Mr. Young, is independent of the Company and its management within the meaning of the Nasdaq listing requirements.

In determining that Mr. Phillips is independent, the Board considered that Mr. Phillips is President, Chief Executive Officer and an owner of PAX, Inc., a policyholder of the Company. The Board determined that this relationship does not interfere with Mr. Phillips’ exercise of independent judgment and that he is independent within the meaning of the Nasdaq listing requirements. See “Certain Relationships and Related Transactions.”

Board Meetings

The Board held five meetings during 2014. Each director serving on the Board in 2014 attended at least 75% of the total number of meetings of the Board and committees on which he served. Under the Company’s corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his responsibilities and to rigorously prepare for, attend and participate in all Board meetings and meetings of Board committees on which he serves.

Annual Meetings of Shareholders

The Company’s directors are encouraged to attend our annual shareholder meetings, but we do not currently have a policy relating to directors’ attendance at these meetings. One director, Mr. Bradley, attended our 2014 annual meeting of shareholders.

Audit Committee

The Audit Committee currently consists of Mr. Young (Chair), Mr. Brown, Mr. Garcia and Mr. Roach. The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. The functions and responsibilities of the Audit Committee include:

•

establishing, monitoring and assessing the Company’s policies and procedures with respect to business practices, including the adequacy of the Company’s internal controls over accounting and financial reporting;

•	engaging the Company’s independent registered public accounting firm and conducting an annual review of the independence of that firm;

•	pre-approving any non-audit services to be performed by the Company’s independent registered public accounting firm;

•	reviewing the annual audited financial statements and quarterly financial information with management and the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the scope and the planning of the annual audit;

•	reviewing the findings and recommendations of the independent registered public accounting firm and management’s response to the recommendations of that firm;

•	overseeing compliance with applicable legal and regulatory requirements, including ethical business standards;

•	reviewing with the Company’s internal auditor the plans and scope of audit activities and the annual report of audit activities, examinations and related results;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

•	establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	approving related party transactions exceeding $50,000 in aggregate value;

•	reviewing the adequacy of the Audit Committee charter on an annual basis; and

•	preparing the Audit Committee report to be included in our annual proxy statement.

The Audit Committee met six times during 2014. Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that each member of the Audit Committee is “independent” as defined in the Nasdaq listing requirements and SEC requirements relating to the independence of audit committee members. The Board has also determined that Mr. Young and Mr. Garcia each meet the requirements of an “audit committee financial expert” as defined by SEC rules. The Audit Committee has the authority to engage independent counsel and other advisors as the Committee deems necessary to carry out its duties.

Compensation Committee

The Compensation Committee currently consists of Mr. Garcia (Chair), Mr. Brown, Mr. J. Morris and Mr. Roach. The Compensation Committee has sole authority for establishing, administering and reviewing the Company’s policies, programs and procedures for compensating our executive officers and the members of the Board. The Compensation Committee may delegate its responsibilities to a subcommittee comprised of Compensation Committee members. The functions and responsibilities of the Compensation Committee include:

•	evaluating the performance of and determining the compensation for the Company’s executive officers, including its chief executive officer;

•	administering and making recommendations to the Board with respect to the Company’s equity incentive plans;

•	performing a risk assessment of the Company’s compensation plans and policies;

•	overseeing regulatory compliance with respect to compensation matters;

•	reviewing and approving employment or severance arrangements with senior management;

•	reviewing director compensation policies and making recommendations to the Board;

•	reviewing the adequacy of the Compensation Committee charter on an annual basis; and

•	reviewing and approving the Compensation Discussion and Analysis and the Compensation Committee Report to be included in our annual proxy statement.

The Compensation Committee met six times during 2014. The Board has determined that each member of the Compensation Committee is independent under the Nasdaq listing requirements.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director or executive officer compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Nominating and Corporate Governance Committee

The NCG Committee currently consists of Mr. J. Morris (Chair), Mr. Phillips, Mr. Roach and Mr. Young. The functions and responsibilities of the NCG Committee include:

•	developing and recommending corporate governance principles and procedures applicable to the Board and the Company’s employees;

•	recommending committee composition and assignments;

•	identifying individuals qualified to become directors;

•	recommending director nominees;

•	recommending whether incumbent directors should be nominated for re-election to the Board;

•	reporting, at least annually, on succession planning, including appropriate contingencies in case our Chief Executive Officer retires, resigns or is incapacitated;

•	reviewing the adequacy of the NCG Committee charter on an annual basis; and

•	overseeing, at least annually, an evaluation of the performance of the Board and the Company’s management in relation to the Company’s corporate governance guidelines.

The NCG Committee met six times during 2014. The Board has determined that each member of the NCG Committee is independent under the Nasdaq listing requirements.

The NCG Committee has the sole authority to retain and terminate any search firm to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such search firms. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Qualifications for Director Nominees. In considering director nominees, the NCG Committee considers a number of factors, including the following:

•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community, insurance industry and otherwise;

•	reputation in a particular field or area of expertise;

•	experience as a senior executive of a company or other organization of comparable size to the Company;

•	current knowledge and relationships in the markets and regions in which the Company does business and in the insurance industry and other industries relevant to the Company’s business;

•	the ability to exercise sound business judgment;

•	the ability and willingness to participate in Board activities, including attendance at, and active participation in, Board and committee meetings;

•

the skills and personality of the nominee and how the committee perceives the nominee will be a fit with existing directors and other nominees in maintaining a Board that is collegial and responsive to the needs of the Company and its shareholders;

•	the ability and willingness to represent the best interests of all of the Company’s shareholders;

•	consistent demonstration of integrity;

•	increasing the diversity of viewpoints, background and experience in addition to those of existing directors and other nominees; and

•	whether the nominee is “independent” as determined in accordance with the rules promulgated by the SEC, the Nasdaq listing requirements and the Company’s corporate governance guidelines.

The NCG Committee will also consider other criteria for director candidates included in its committee charter, the Company’s corporate governance guidelines or as may be established from time to time by the Board. The NCG Committee has not adopted a separate policy pertaining to the consideration of diversity in the selection of nominees to the Board. The NCG Committee will identify nominees based upon recommendations by committee members or other Board members, members of the Company’s management or, as discussed below, by shareholders of the Company. Upon identifying a potential nominee, members of the NCG Committee will interview the candidate, and based upon that interview, make a recommendation to the Board.

Shareholder Recommendations. The NCG Committee will evaluate director candidates recommended by a shareholder according to the same criteria as a candidate identified by the NCG Committee. To date, the Company has not received a recommendation for a director candidate from our shareholders.

Shareholders may recommend candidates at any time, but to be considered by the NCG Committee for inclusion in the Company’s proxy statement for the next annual meeting of shareholders, recommendations must be submitted in writing no later than 150 calendar days before the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. A shareholder’s notice must contain the following:

•

the name of the shareholder recommending the director candidate for consideration, the name of the director candidate, and the written consent of the shareholder and the director candidate to be publicly identified;

•

a written statement by the director candidate agreeing to be named in the Company’s proxy materials and to serve as a member of the Board (and any committee of the Board to which the director candidate is assigned to serve by the Board) if nominated and elected;

•

a written statement by the shareholder and the director candidate agreeing to make available to the NCG Committee all information reasonably requested in connection with the NCG Committee’s consideration of the director candidate; and

•

the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of the Company’s common stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Exchange Act, SEC rules and the listing requirements and other criteria established by Nasdaq.

The shareholder’s notice must be signed by the shareholder recommending the director candidate for consideration and sent to the following address: AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary (Nominating and Corporate Governance Committee Communication/Director Candidate Recommendation).

Succession Planning

Our Board considers the evaluation of management and succession planning to be one of its most important responsibilities. The Board’s goal is to have a long-term program for effective senior leadership and development, with appropriate contingencies in case our chief executive officer, or any of our other executive officers, retires, resigns or is incapacitated.

In the Board’s succession planning program, internal candidates for the executive positions, including the CEO, are identified and evaluated based on criteria considered predictive of success at the senior management level. This program incorporates 360 reviews and related evaluations for each individual. The assessment includes a development plan, including executive coaching, for each individual.

Our Corporate Governance Guidelines provides that the NCG Committee report to the Board on succession planning at least annually. The CEO is responsible for advising the Board regarding her recommendations and evaluations of potential successors, together with a review of any development plans for these individuals. The Board, with the assistance of the NCG Committee, evaluates potential successors to the CEO, as well as other members of senior management.

Risk Committee

The Board views risk management as one of its primary responsibilities. The Board initially formed the Risk Committee in 2010 to facilitate its risk management functions. In August 2011, the Board dissolved the Investment Committee and delegated the oversight responsibilities previously performed by the Investment Committee to the Risk Committee.

The Risk Committee’s charter provides that all members of the Board are members of the Risk Committee. Mr. M. Morris serves as chair of the Risk Committee and establishes the agenda for the meetings. Risk Committee members periodically receive presentations on risk-related topics from the Company’s management.

The Risk Committee’s responsibilities include:

•	reviewing strategies, processes and controls pertaining to underwriting, pricing, reinsurance, risk retention, business continuity, crisis management and settlement of claims;

•

overseeing the Company’s investment operations, including reviewing the Company’s Investment Policy & Guidelines, long-term strategy, investment performance and liquidity, compliance with applicable laws and regulations, changes to investment accounting methods and approval of external investment managers;

•	overseeing the Company’s enterprise risk management program; and

•	reviewing specific operational segments that may pose unusual or significant risks.

The Risk Committee met four times in 2014. The Risk Committee has the authority to select, retain, terminate, and approve the fees and other terms of retention of special counsel, experts and consultants. This Committee also has direct access to any Company employee.

Risk Management

In addition to the activities of the Risk Committee, the Board monitors risks arising from financial reporting and controls through its Audit Committee and risks related to compensation through its Compensation Committee.

Communications with the Board

Any shareholder or other interested party who wishes to communicate directly with the Board or any of its members may do so by writing to: Board of Directors, c/o AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary. The mailing envelope should clearly indicate whether the communication is intended for the Board as a group, the non-employee directors or a specific director.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, is designed to provide shareholders with an understanding of the Company’s compensation philosophy and objectives, as well as the analysis that the Compensation Committee (referred to in this CD&A as the “Committee”) performed in setting executive compensation. It discusses the determination of how and why, in addition to what, compensation actions were taken during 2014 by the Committee for our chief executive officer, our chief financial officer, and our three other highest paid executive officers for 2014 (which are referred to in this CD&A as our “named executive officers”):

•	C. Allen Bradley, Jr., Chairman and Chief Executive Officer during 2014;

•	G. Janelle Frost, President and Chief Operating Officer during 2014;

•	Michael F. Grasher, Executive Vice President and Chief Financial Officer;

•	Brendan Gau, Executive Vice President and Chief Investment Officer; and

•	Geoffrey R. Banta, Executive Vice President, Corporate Development during 2014

In March 2015, the Company announced that Mr. Bradley would retire from the Company in September 2016, and that Ms. Frost would assume the role of Chief Executive Officer of Company effective April 1, 2015, succeeding Mr. Bradley. Mr. Bradley remains an executive officer of the Company, and transitioned to the role of Executive Chairman of the Company effective April 1, 2015. In addition, as previously announced, Geoffrey R. Banta, Executive Vice President, Corporate Development retired from the Company in December 2014.

Executive Summary

Recent Company Performance Highlights

We are a holding company that markets and underwrites workers’ compensation insurance through our insurance subsidiaries. The Company had strong performance during fiscal year 2014, as demonstrated by the following highlights:

•	Net income of $53.7 million, an increase of 23% over 2013;

•	Gross premiums written increased 5.8% to $393.8 million;

•	GAAP combined ratio improved to 87.9% in 2014 compared to 90.0% in 2013;

•	Earnings per share grew 22.4% to $2.84 in 2014 from $2.32 in 2013;

•	Return on average equity improved to 12.4% in 2014 compared to 10.9% in 2013; and

•	Total return to shareholders was 5.1% in 2014.

In 2014, the Company paid extraordinary dividends of $1.50 per share, and effective March 2015, the Board of Directors increased the regular quarterly dividend from $0.12 per share to $0.15 per share.

Compensation Best Practices

Over the last several years, the Committee has reviewed and modified our executive compensation program in order to not only remain competitive with our peers so we can retain and attract top executive talent to the Company, but also to ensure that our program is aligned with the interests of our shareholders and meets evolving governance standards. As noted below, during 2014 the Committee engaged its independent compensation consultant to prepare surveys of director and named executive officer compensation, which updated the information provided to the Committee in 2012. This information will be used by the Committee in structuring our program for 2015 and later years. The following highlights some of the compensation best practices that are part of our program:

•	No Tax “Gross-Ups”—We do not provide, and no executive officer is entitled to receive, any tax “gross-up” payments in connection with compensation or other benefits provided by the Company.

•

Clawback Policy—Both our annual and long-term incentive awards are subject to a compensation recoupment policy that permits the Committee to seek recovery of incentive awards paid if there is a restatement of the Company’s financial statements.

•

Double Trigger Severance Payments—The employment agreements with our executive officers do not provide for single trigger cash payments upon a change in control; our executives are entitled to severance under certain circumstances if they are terminated, and these payments are the same whether or not the termination is related to a change in control.

•

Double Trigger Vesting—Since 2012, the awards under our long-term incentive program only vest in connection with a change in control if the executive experiences a qualifying termination of employment.

•	Performance-Based Annual Incentive Plan—Our annual incentive compensation plan rewards our executives for achievement of pre-established Company performance goals and individual goals.

•

Performance-Based LTIP—Beginning in 2012, our long-term incentive program for executive management provides for performance awards that reward exceptional financial performance relative to a peer group of property and casualty insurers and is in alignment with shareholder returns to ensure that we can retain and attract talent to the executive ranks of the Company.

•	Risk Review—The Committee conducts an annual risk review of the Company’s executive compensation program, policies and practices.

•	Oversight of 10b5-1 Plans—The Board adopted 10b5-1 policies and procedures, which include Board oversight of 10b5-1 plan transactions.

•	Independent Advisors—The Committee ensures the independence of all Committee advisors by limiting the advisors to perform substantially all services for the Committee only.

•	Anti-Hedging and Anti-Pledging Policies—The Company prohibits its executives and directors from hedging or pledging Company securities.

•

Stock Ownership Requirements—Our executive officers are required to maintain certain levels of ownership of Company securities, and are required to hold all shares received as compensation until applicable guideline amount is achieved (net of shares needed to cover the exercise price or tax obligations of an award). After meeting the applicable guideline, our executive officers are required to hold 20% of the shares received as compensation (net shares needed to cover the exercise price or tax obligations of an award).

Compensation Program Objectives

Our compensation program is intended to attract, retain and motivate the key people necessary to enable our Company to operate effectively and profitably over the long-term. The Committee believes that executive compensation should align the interests of the Company’s executives and other key employees with those of the Company and its shareholders. Our compensation program is also designed to differentiate compensation based upon individual contribution, performance and experience with our Company.

In establishing compensation, the Committee seeks to provide employees, including our executive officers, with a competitive total compensation package. The Committee sets compensation in this manner to ensure that our compensation practices do not put the Company at a disadvantage in attracting and retaining executives and other employees, while also ensuring a competitive cost structure for our Company.

Compensation Committee

Our compensation program for executives is designed and implemented under the direction of the Committee, which is currently comprised of the following four independent directors: Mr. Garcia (chair), Mr. J. Morris, Mr. Roach and, effective November 2014, Mr. Brown. For additional information regarding our Committee and its authority and responsibilities, see “The Board, Its Committees, and Its Compensation—Compensation Committee.”

2014 Advisory Vote on Executive Compensation

At our annual meeting of shareholders in June 2014, more than 99% of the votes cast in the say-on-pay proposal were in support of our executive compensation program. The Committee considered the results of this advisory vote and believes the results affirm shareholder approval of the Board’s approach to the Company’s executive compensation program. Accordingly, the Committee did not adopt any changes to this program as a result of this vote, although as noted above the Committee is continually evaluating our executive compensation and has made changes in the past few years to strengthen the performance elements of the program and further align the program with our shareholders’ interests.

Compensation Consultant

Since early 2012, the Committee has engaged McLagan, an AON Hewitt Company, as its independent compensation consultant. Since its engagement, McLagan has conducted two executive compensation surveys, the “2012 Survey” and the “2014 Survey.” The 2012 survey, which is described below, was used by the Committee in setting 2014 compensation levels for the Company’s executives. The 2014 Survey, reviewed by the Committee in the fall of 2014, was used in setting compensation for 2015. The Committee is solely responsible for the appointment, compensation and oversight of the compensation consultant.

Pursuant to Company policy, McLagan provides no services to the Company other than consulting services to the Committee. AON, the parent company of McLagan, did provide insurance brokerage services to the Company during 2014 and earned approximately $50,000 in insurance brokerage fees from the Company, that are unrelated to McLagan’s compensation advisory fees in 2014.

McLagan attends Committee meetings, when necessary, and in 2012 and 2014, in connection with the executive compensation surveys, advised on matters including peer group composition, pay levels and pay composition, and annual and long-term incentive plan design. McLagan also provides market data, analysis, and advice regarding the CEO and executive officer compensation to the Committee as well as director compensation surveys and advice. As required by SEC rules, the Committee has assessed the independence of McLagan and concluded that McLagan’s work did not raise any conflicts of interest.

2012 Survey Peer Group Construction and Survey Results

The 2012 Survey benchmarked compensation for our executive officers against a peer group of 12 publicly traded insurance companies and included a review of the Company’s annual and long-term incentive compensation plan design. McLagan used Company and peer company compensation data for 2011 in its preparation of the 2012 Survey. The Committee utilized the 2012 Survey results in assessing the level of salary and bonuses paid our executives and approving changes to the compensation levels and annual and long-term compensation plans for our executive officers in 2013 and 2014.

The 12 companies in the 2012 Survey were all publicly traded companies in the insurance industry. In selecting the peer companies McLagan, along with the Committee, selected publicly traded insurance companies that were compatible in size, industry, competitive environment and business complexity.

The benchmark peer companies in the 2012 Survey group were:

• American Safety Insurance Holdings, Ltd.	• Employers Holdings, Inc.

• Baldwin & Lyons, Inc.	• Global Indemnity PLC

• Eastern Insurance Holdings, Inc.	• National Interstate Corporation

• EMC Insurance Group Inc.	• SeaBright Insurance Holdings, Inc.

• Safety Insurance Group	• RLI Corp.

• Donegal Group	• Hallmark Financial Services

In addition to compensation data specifically relating to the 12 companies named above, McLagan also used market compensation data from published survey sources relating to companies in the insurance and financial services industry in developing the recommendations contained in the 2012 Survey.

The table below summarizes the results of the 2012 Survey, using the 2011 base salary, targeted total cash compensation and targeted total compensation for each of our named executive officers based on their positions at the time as a percentage of the 50th percentile of the peer company compensation. It also shows how these compensation elements for 2014 compare to the 2012 Survey results, although these comparisons will reflect a more competitive Company pay position than is actually the case today. In fact, the results of the 2014 Survey show that the Company’s total compensation levels are below the market median for all named executives officers.

	2012 Survey—Multiple of Median
	Base Salary		Total Cash Compensation (1)		Total Compensation (2)
Executive	2011	2014	2011	2014	2011	2014
C. Allen Bradley, Jr.	88%	97%	136%	174%	118%	146%
G. Janelle Frost	74%	92%	89%	127%	72%	107%
Michael F. Grasher (3)	77%	84%	84%	112%	N/A	89%
Brendan Gau	77%	89%	94%	123%	83%	100%
Geoffrey R. Banta	91%	99%	111%	111%	98%	93%

1.	Includes actual base salary and actual annual incentive for the applicable year.
2.	Includes actual base salary and actual annual incentive award and target long-term incentive award for the applicable year.
3.	Mr. Grasher joined the Company in May 2013. His salary and annual incentive award in the 2011 columns above reflect his annualized base salary and actual bonus for 2013. Mr. Grasher did not receive a long-term performance award in 2013, and the table above does not include the new hire equity award Mr. Grasher received in 2013, which was outside of our regular long-term incentive compensation.

Role of Management

At the request of the Committee, our chief executive officer makes recommendations annually with respect to changes in base salary for our executive officers, other than changes in his or her compensation. In addition, our chief executive officer makes recommendations regarding the level of achievement of individual performance goals under our annual incentive compensation plan by each executive officer, other than himself or herself. Although the Committee takes into consideration the recommendations of our chief executive officer, the Committee makes all final determinations regarding executive compensation.

Components of Executive Compensation Program and 2014 Results

The principal components of our executive compensation program provide for a combination of fixed and variable compensation. In addition to the principal components, we also provide our executive officers with broad-based employee benefits, certain severance benefits and limited perquisites. As described in more detail below, these principal components, which we refer to as our executive officer’s total direct compensation are:

•

Base Salary—Paid in cash. Established annually, upon promotion, or following a change in job responsibilities based on market data, internal pay equity and level of responsibility, experience, expertise and performance.

•

Annual Incentive Compensation—Paid in cash. Award granted annually based in part on Company GAAP financial performance against pre-established annual GAAP financial targets set by the Committee, as well as certain qualitative leadership objectives for each executive.

•

Long-Term Equity-Based Incentive Compensation—Paid in Company stock. Performance-based awards granted annually. The performance-based awards are subject to a three-year performance period with the financial metric measured against a peer group of property casualty companies and the total shareholder return of the Company measured against an appropriate index. Certain executives also receive time-based awards.

The table below highlights the annualized base salary for each of our named executive officers, and the target award value of the 2014 annual incentive compensation and long-term incentive compensation granted to our named executive officers during 2014, as well as the percentage of total target compensation represented by each component. The actual base salary received, the actual annual incentive compensation award earned for 2014 and the long-term incentive compensation grant date value is also reflected in “Executive Compensation—Summary Compensation Table,” which also includes certain other components of compensation.

Executive	2014 Base Salary		2014 Target AIP Award		2014 Target LTIP Award		2014 Total Target Compensation
	$	% of Total	$	% of Total	$	% of Total
C. Allen Bradley, Jr.	$550,000	37.0%	$550,000	37.0%	$385,000	26.0%	$1,485,000
G. Janelle Frost	$300,000	44.4%	$210,000	31.1%	$165,000	24.5%	$675,000
Michael F. Grasher	$275,000	50.0%	$165,000	30.0%	$110,000	20.0%	$550,000
Brendan Gau	$220,000	51.3%	$132,000	30.7%	$77,000	18.0%	$429,000
Geoffrey R. Banta	$335,000	50.0%	$201,000	30.0%	$134,000	20.0%	$670,000

Base Salary. Base salaries are determined on the basis of management responsibilities and level of experience, as well as internal and market comparisons. In setting base salaries for our executive officers, the Committee seeks to provide a reasonable level of fixed compensation that we believe is competitive with base salaries for comparable positions at similar companies. The Committee targets the median of base salaries for comparable executive positions, as reflected by the 2012 Survey. After reviewing the 2012 Survey, the Committee determined that the base salaries of our named executive officers were below the median, and the Committee established a goal of reaching the desired levels incrementally over a period of years. The larger base salary increases for Ms. Frost and Mr. Grasher in 2014 moved these executive officers closer to the median reflected in the 2012 Survey. Mr. Banta’s base salary was not changed in 2014 due to the change in his management responsibilities and planned retirement at the end of 2014.

The following adjustments were made to the base salaries of the named executive officers effective March 2014.

Executive	2014 Base Salary	2013 Base Salary	Percentage Increase
C. Allen Bradley, Jr.	$550,000	$530,000	3.8%
G. Janelle Frost	$300,000	$260,000	15.4%
Michael F. Grasher	$275,000	$250,000	10.0%
Brendan Gau	$220,000	$213,500	3.0%
Geoffrey R. Banta	$335,000	$335,000	0.0%

Annual Incentive Compensation. The Committee believes that annual incentive compensation is a key element of the total compensation of each executive officer. The Committee also believes that placing a significant portion of executive compensation at risk each year, subject to the results of Company and individual performance, appropriately motivates executives to achieve the Company’s financial and operational objectives, thereby enhancing shareholder value. As an executive or other key employee progresses to greater levels of responsibility within the Company, the Committee believes that the annual incentive awards should represent an increasing portion of total potential cash compensation. For 2014, the Committee implemented a plan substantially similar to the annual incentive plan used for the past several years, including a threshold level of performance for the quantitative Company performance goals. Under the annual incentive plan, cash awards are made based on achievement of Company financial and operational objectives and individual performance goals, and the target award is a percentage of the executive’s base salary (which is pro-rated to reflect salary changes during the year).

2014 Annual Incentive Compensation. In February 2014, the Committee approved target award opportunities under our annual incentive compensation plan for each named executive officer. The Committee set the 2014 target awards for each executive at the same levels that were set for 2013, based on the 2012 Survey that showed that these target award levels were competitive (being slightly higher) to the median of the peer group at the time. The Committee believed this was appropriate given that base salary levels were all lower than the peer median and that the Company’s long-term incentive plan, which was first implemented for calendar year 2012 and which is earned over a three-year period, will not begin to pay-out to the executives until 2015.

For 2014, the Committee established Company performance goals under the following metrics: GAAP loss ratio (“LR”), GAAP expense ratio (“ER”), GAAP gross premiums written (“GPW”) and GAAP return on average equity (“ROE”). The Company performance goals are the same for each of our executive officers, however the goals were weighted differently for each executive officer based on the Committee’s assessment of each executive’s ability to influence the outcome of the particular objective. The Committee also established individual performance goals for each executive officer, including our chief executive officer. The individual performance goals established were principally qualitative rather than quantitative. The weighting of the individual performance goal for our chief executive officer was reduced because the Committee believes that going forward his performance should be more heavily weighted on the Company quantitative metrics. The Committee believes that this approach appropriately incentivizes the chief executive officer to focus his efforts on the financial performance of the Company.

The following table sets forth the target award opportunity for each named executive officer and the corresponding target percentage of base salary represented by each Company performance goal and the individual performance goals for 2014.

	Target Annual Incentive Opportunity (% of Base Salary)	Weighting of Performance Goals (as a % of Base Salary)
		Company Performance				Individual Performance
Executive		LR	ER	GPW	ROE
C. Allen Bradley, Jr.	100.0%	15.0%	15.0%	15.0%	15.0%	40.0%
G. Janelle Frost	70.0%	6.5%	6.0%	10.0%	12.5%	35.0%
Michael F. Grasher	60.0%	6.0%	6.5%	5.0%	12.5%	30.0%
Brendan Gau	60.0%	5.0%	5.0%	5.0%	15.0%	30.0%
Geoffrey R. Banta	60.0%	5.0%	5.0%	5.0%	5.0%	40.0%

The following table sets forth the performance goals established under the Company metrics for the 2014 annual incentive compensation plan and the results achieved.

Metric	Threshold	Target	Maximum	2014 Actual Result	Payout Percentage (Level of 2014 Achievement)
Loss Ratio	71.5%	70.0%	68.3%	65.2%	150% (Maximum)
Expense Ratio	24.5%	22.5%	20.8%	22.6%	100% (Target)
Gross Premiums Written	$410 million	$423 million	$435 million	$394 million	0% (Below Threshold)
Return on Average Equity	8.0%	10.0%	12.0%	12.4%	150% (Maximum)

For each Company performance metric, no amount is earned if the threshold performance goal is not achieved. If the threshold is achieved, the executive officers are eligible to earn from 50% to 150% of the portion of the target bonus tied to that metric, with the award for that metric determined by the amount by which the Company exceeded the threshold performance.

As with the Company performance metrics, each named executive officer could earn between 0% and 150% of the target individual goals based on the level of achievement of the applicable goals. Achievement of individual performance goals was determined for each of our named executive officers, other than those of our chief executive officer, by the Committee with input from our chief executive officer. The Committee evaluated the performance of our chief executive officer based on its assessment of his achievement of individual goals and his overall performance in leading the Company during 2014. The Committee awarded the CEO the maximum award of 150% for his individual performance award in 2014. In determining the CEO’s award, the committee considered the record earnings for the Company and strong financial performance of the Company in 2014, as well as the significant progress made in the Company’s succession planning.

At its meeting in February 2015, the Committee approved annual incentive award payouts for our named executive officers related to the Company performance goals as follows:

	Company Performance Award
Executive	LR	ER	GPW	ROE	Total Award for Company Performance
C. Allen Bradley, Jr.	$123,750	$82,500	$0	$123,750	$330,000
G. Janelle Frost	29,250	18,000	0	56,250	103,500
Michael F. Grasher	24,750	17,875	0	51,563	94,188
Brendan Gau	16,500	11,000	0	49,500	77,000
Geoffrey R. Banta	25,125	16,750	0	25,125	67,000

The total annual incentive award payouts for our named executive officers for 2014 were as follows:

Executive	Award Earned for Company Performance	Award Earned for Individual Performance	Total Award	Percent of Target Award Earned	Percent of Total Cash Compensation
C. Allen Bradley, Jr.	$330,000	$330,000	$660,000	120%	54.5%
G. Janelle Frost	$103,500	$123,750	$227,250	108%	43.1%
Michael F. Grasher	$94,188	$96,250	$190,438	115%	40.9%
Brendan Gau	$77,000	$88,000	$165,000	125%	42.9%
Geoffrey R. Banta	$67,000	$100,500	$167,500	83%	33.3%

As noted above, our named executive officers received a portion of their annual incentive award as a result of the Company achieving above maximum performance for the return on average equity goal and the loss ratio goal, and at target level of performance for the expense ratio goal. No portion of the award was paid based on the gross premiums written goal as the Company did not achieve the threshold level of performance. In determining the total award payout, the Committee also considered the level of achievement of individual performance goals by each executive.

Long-Term Incentive Compensation. Beginning in July 2011, the Committee began working with its consultants to develop a new long-term incentive compensation program, or LTIP, to reward performance, encourage executives to remain with the Company and attract necessary talent to the Company. Specifically, the Committee noted that the Company’s total compensation was below, and for some positions significantly below, the 50th percentile reflected in the survey data provided by its consultant at the time, primarily as a result of the lack of a long-term incentive program. The Committee was concerned that the Company’s compensation program could adversely affect the Company’s ability to attract and retain executives due to the significantly lower levels of targeted total compensation of the Company’s executives.

In designing the current long-term incentive program in early 2012, the Committee adhered to the following beliefs and objectives:

•	The program should be substantially performance based and compare the Company’s operating performance to a peer group of companies engaged in the workers’ compensation insurance industry.

•	The performance period should reflect the long-term nature of the workers’ compensation claims development process.

•

Increased rigor should apply in order to receive maximum payout under the performance awards, given the Company’s outstanding operating performance and the fact that the Company has consistently outperformed the workers compensation industry generally over the past several years.

•

Payouts under the performance awards should be reduced if the Company’s total shareholder return underperforms the industry in order to further align the interests of the executive officers with those of the Company’s shareholders.

Under the LTIP, target awards are established annually for each executive officer based on a percentage of the executive’s base salary. The target award is made through one or both of the following types of awards: a performance-based award and a time-based award (only awarded to certain executives as described below). The performance-based award is payable in shares of common stock, with the number of shares determined based on the Company achievement of certain quantitative targets measured over a three-year performance period. The time-based award is represented by restricted stock that vests on the third anniversary of the grant date, conditioned on continued employment with the Company. Awards under the LTIP are made pursuant to our shareholder-approved 2012 Equity and Incentive Compensation Plan. The Committee intends to make LTIP awards on an annual basis, but may adjust the performance factors, the weighting of those factors, the mix of performance-based and time-based awards and other aspects of the LTIP as it evaluates the effectiveness of the program over time.

Certain of our executives received significant stock option awards in our IPO in 2005. For these executives, LTIP awards since 2012 have been comprised solely of performance-based awards. Those executive officers who did not receive significant option awards in the IPO, which include most of the Company’s newer executives, received a combination of performance-based awards and time-based restricted stock awards. The Committee believes that use of time-based restricted stock with three-year cliff vesting serves an important retention function for newer executives, and also provides an immediate alignment with shareholder interests.

The 2012 Survey reaffirmed the importance of the LTIP in making the Company’s executive compensation program competitive with peers. McLagan also reviewed the design of the LTIP and advised the Committee that the plan design provided appropriate performance and retention incentives for executive management.

2014 Long-Term Incentive Compensation. In 2012, the Committee set an aggregate target value, which was a percentage of salary, for the 2012 LTIP awards for each named executive officer at an amount generally below the market median for the long-term compensation component of pay as shown in the 2012 Survey. The target awards set by the Committee under the plan for 2014 were based on the same percentages as used in 2012.

The following table sets forth the target value of the performance-based awards and the restricted stock awards that were approved by the Committee under the 2014 LTIP.

Name	Target Value of 2014 LTIP Awards (1)	Percentage of 2014 Base Salary	Target Value of Performance Based Awards (2)	Grant Date Value of Restricted Stock	Shares of Restricted Stock (3)
C. Allen Bradley, Jr.	$385,000	70%	$385,000	—	—
G. Janelle Frost	$165,000	55%	$90,750	$74,250	1,705
Michael F. Grasher	$110,000	40%	$60,500	$49,500	1,136
Brendan Gau	$77,000	35%	$42,350	$34,650	795
Geoffrey R. Banta (4)	$134,000	40%	$134,000	—	—

1.	Represents the target value of the LTIP awards granted in 2014. These awards are further described under “Executive Compensation—Grants of Plan Based Awards.”
2.	Subject to certain exceptions, the performance-based awards will be payable in shares of our common stock. In determining the number of shares of our common stock issuable as payment of the award, the value of each share of our common stock will be based on the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the actual award is approved by the Committee. Accordingly, the number of shares underlying the performance-based awards is not determinable at this time.
3.	The restrictions applicable to the shares awarded will lapse so long as the recipients continue to remain employed by us until March 5, 2017, the third anniversary of the date the award agreements were executed, subject to recoupment.
4.	As a result of his retirement in December 2014, Mr. Banta’s performance-based award will be reduced under the terms of the award agreement by two-thirds for the 2014-2016 performance period.

Description of 2014 Performance-Based Awards. The performance-based awards provide a target dollar amount that may be earned by the executive, which amount will be paid in shares of our common stock, subject to certain limited exceptions. The amount earned under the performance-based award may be less than or greater than the target value set in the award. However, in no event may an executive receive more than 150% of the target value under this performance-based award. The actual amount, if any, that an executive will earn under the performance-based award is dependent on the Company’s operating performance over a three-year period beginning on January 1, 2014 and ending December 31, 2016, relative to the performance of a designated peer group of insurance companies selected by the Committee. The companies selected were deemed by the Committee to be significant competitors to the Company in the workers’ compensation markets in which it operates. This group differs from the peer group used in the 2012 Survey, which is made up of publicly-traded insurance companies. In 2014, the Committee removed Tower Group, Inc. from the peer group due to discontinued operations and added ACUITY, Baldwin & Lyons, Cincinnati, Donegal, Federated, National Interstate Corp, and Sentry Insurance to better reflect the peer companies with which we compete in the workers’ compensation markets in which we operate. The 22 companies selected as the performance peer group for the 2014 performance-based awards under the LTIP were:

• ACUITY	• Eastern Insurance Holdings

• Accident Fund Group	• Employers Insurance Group

• Alaska National Insurance Co.	• Federated Mutual Insurance Company

• Amerisure National Insurance Company	• FCCI Mutual Insurance Company

• Baldwin & Lyons Group	• FFVA Mutual Insurance Company

• Bituminous Casualty Corporation	• Great West Casualty Company

• Bituminous Fire and Marine Insurance	• Louisiana Workers Compensation Corp.

• Builders Insurance	• National Interstate Corporation

• Builders Mutual Insurance Company	• National American Insurance Company

• Cincinnati Financial Corporation	• Sentry Insurance

• Donegal Insurance Group	• West Bend Mutual Insurance Company

The Committee selected three metrics to measure the Company’s operating performance under the 2014 performance-based awards: combined ratio (“CR”), direct premiums written (“DPW”), and total return on invested assets (“TROIA”), each determined on the basis of statutory accounting principles used by insurance companies (including the Company) in filings made with state regulatory authorities. The Committee selected these measures as they were deemed to be significant benchmarks to the successful performance of the Company.

Relative Weighting of Performance Measures for each Executive. The relative weighting for each of the performance measures was determined by the Committee in consultation with the CEO, and differ for each executive based on the primary responsibilities of the executive. The following table shows the relative weighting for each executive officer for each performance measure applicable to the 2014 performance-based awards:

Name	Target Value of Performance-Based Award	Combined Ratio (CR)	Growth in Direct Premiums Written (DPW)	Total Return on Invested Assets (TROIA)
C. Allen Bradley, Jr.	$385,000	60.0%	30.0%	10.0%
G. Janelle Frost	$90,750	50.0%	40.0%	10.0%
Michael F. Grasher	$60,500	50.0%	40.0%	10.0%
Brendan Gau	$42,350	40.0%	10.0%	50.0%
Geoffrey R. Banta	$134,000	50.0%	40.0%	10.0%

Threshold Basis Points used in Calculation of Awards. In designing the performance-based award under the LTIP, the Committee recognized that the Company had demonstrated outstanding operating performance and consistently outperformed the workers’ compensation industry, including the peer companies listed above. As a consequence, the Committee’s award design considered this historical performance when determining the level of performance that would result in maximum payout under the performance-based awards. The Committee incorporated into the calculation of the award the concept of Threshold Basis Points (“TBP”). TBP is the amount by which the Company’s performance for each measure must exceed the results of the performance peer group for the award to reach two times the target award. The overall award is limited to 150 percent of the target compensation. TBP is expressed in basis points. The first step in the calculation of the award is to compare the 2014 performance of the Company to that of the 22 companies in the peer group for the three measures (CR, DPW, TROIA) and to determine whether the TBP level for each measure has been achieved. The TBP for each measure in 2014 were as follows:

CR	1,200 bp
DPW	500 bp
TROIA	20 bp

Reduction Based on Total Shareholder Return. Following a determination of the payout level based on the metrics discussed above, the results are then reduced if the total shareholder return (“TSR”) of the Company is more than 500 basis points lower than the total shareholder return of the average of 50% of the S&P Property

Casualty Insurance Small Cap Index and 50% of the S&P Property & Casualty Insurance Mid Cap Index over the three-year period. The TSR measure cannot improve payouts under the awards, but is only used to reduce the payout when the Company TSR lags the index by more than 500 basis points. The TSR measure operates as a fourth metric in the award design and is weighted 37.5%. The Committee believes this negative weighting aligns the interests of shareholders with that of our executive officers.

Payments under each performance-based award will be made in shares of common stock (rounded to the nearest whole share) equal to (a) the amount earned under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by the Committee.

Current Estimates of Potential Payout Value of Outstanding Performance-Based Awards. The following table shows the estimated potential payout “value” of the performance-based awards granted in 2012, 2013 and 2014 as of September 30, 2014, based on the most current information available to the Company. These estimated values are presented for information purposes only, as the actual payout values will be determined following the end of the respective performance periods and will be impacted by the Company’s performance during the remainder of the performance periods.

Executive	Target Value of Performance- Based Award	Current Performance Factor Applicable (1)	Estimated Award Value as of 09/30/2014
C. Allen Bradley, Jr.
2012-2014 Performance Period	$347,900	0.763	$265,383
2013-2015 Performance Period	$371,000	1.239	$459,484
2014-2016 Performance Period	$385,000	1.254	$482,613
G. Janelle Frost
2012-2014 Performance Period	$64,000	0	0
2013-2015 Performance Period	$57,200	1.146	$65,529
2014-2016 Performance Period	$90,750	1.153	$104,673
Michael F. Grasher
2012-2014 Performance Period	N/A	N/A	N/A
2013-2015 Performance Period	N/A	N/A	N/A
2014-2016 Performance Period	$60,500	1.153	$69,782
Brendan Gau
2012-2014 Performance Period	$43,300	0	0
2013-2015 Performance Period	$41,099	0.306	$12,557
2014-2016 Performance Period	$42,350	0.319	$13,498
Geoffrey R. Banta (2)
2012-2014 Performance Period	$169,950	0.722	$122,744
2013-2015 Performance Period	$184,250	1.146	$140,719
2014-2016 Performance Period	$134,000	1.153	$51,468

1.	The 2012-2014 performance period estimate at December 31, 2014 is based upon actual Company data for 2012, 2013 and the first nine months of 2014 and actual peer company data for 2012 and 2013 and an estimate of peer company data for the first nine months of 2014. The 2013-2015 performance period estimate at December 31, 2014 is based upon actual Company data for 2013 and the first nine months of 2014 and actual peer company data for 2013 and an estimate of peer company data for the first nine months of 2014. The 2014-2016 performance period estimate at December 31, 2014 is based upon actual Company data the first nine months of 2014 and an estimate of peer company data for the same period.
2.	As a result of his retirement in December 2014, the ultimate payout of Mr. Banta’s performance based awards will be reduced as follows in accordance with the terms of the award agreement by one-third for the 2013-2015 performance period and by two-thirds for the 2014-2016 performance period. See “Executive Compensation—Equity Incentive Plans.”

Because of the timing of when information becomes available regarding the peer group performance, the Committee expects awards for the 2012-2014 performance period will be determined late in the second quarter of 2015.

Employee Benefits. We do not provide our executives or other employees with defined pension benefits, supplemental retirement benefits, post-retirement payments, or deferred compensation programs. We do provide a 401(k) defined contribution plan that is available to all employees. We match 50% of employee contributions up to 4% of compensation for participating employees, subject to limitations under applicable law. Our executives and other employees are fully vested in Company contributions to this plan after five years. We also provide health, life, and other insurance benefits to our executives on the same basis as our other full-time employees.

Severance and Change-in-Control Benefits. We have employment agreements with each of our executive officers. These employment agreements provide each executive officer with severance compensation consisting of cash severance payments paid in monthly installments and continued health benefits for a period of 12 months (18 months for our chief executive officer), in the event that an executive’s employment is terminated by us without cause or by the executive under certain circumstances. The cash severance payment for the covered executives (other than our chief executive officer) is an amount equal to the officer’s then current annual base salary plus the average of the three most recent annual incentive bonuses received by the executive. For our chief executive officer, the cash severance payment is one and one-half times the amount described in the preceding sentence. These employment agreements also provide that the terminated executive will not engage in activities that are competitive with our business for 12 months (18 months for our chief executive officer). In connection with the Janelle Frost’s promotion as CEO and Allen Bradley’s transition to Executive Chairman, we entered into amended employment agreements with these two executive officers. Mr. Bradley’s amended employment agreement differs from those of our other executive officers in several respects. For additional information regarding the employment agreements with our executives, including Mr. Bradley, see “Executive Compensation—Employment Agreements.”

The LTIP awards partially vest upon death, disability, retirement (for performance-based awards only) or a termination of employment without cause or for good reason following a change in control of the Company. These awards do not vest solely upon a change in control. To qualify for partial vesting upon retirement, an executive officer must be at least age 60, have 10 or more years of service with the Company and not have accepted a substantial employment or consulting arrangement with another company engaged in the workers’ compensation insurance industry.

The Committee believes that these benefits are necessary and appropriate in order to attract and retain qualified executive officers as these benefits are generally made available by other companies. In addition, the Committee recognizes that it may be difficult for our executive officers to find comparable employment in a short period of time. Therefore these benefits, particularly the severance payments, address a valid concern, making an executive position with our Company more attractive. These issues are particularly significant to us, given that our corporate headquarters is not located in a major metropolitan area and it is unlikely that our executives could secure comparable employment without relocating to another city. The Company does not provide excise tax gross-ups under any change in control arrangement.

Executive Perquisites. Executive compensation also includes a limited number of perquisites that have historically been provided to our executives and that the Committee believes enhance our ability to attract and retain qualified executives. These perquisites include car allowances, disability insurance and reimbursement for annual medical examinations. Our executive officers are also permitted to accrue unused vacation on a more favorable basis than that available to other Company employees. Our executive officers are permitted to accrue up to 200 hours of vacation, a limit slightly higher than the 180 hour maximum available to employees with more than ten years of service. The Committee believes that this policy is appropriate given that the management responsibilities of our executive officers often do not permit them the flexibility to use their vacation time on an annual basis. The Company does not provide tax gross-ups on these perquisites or additional benefits. For additional information regarding perquisites provided to our executives, see “Executive Compensation—All Other Compensation.”

Compensation-Related Policies

Clawback Policy. The Committee has adopted a formal policy (“Clawback Policy”) regarding recovery of incentive awards for fiscal years for which financial results are later restated. The Clawback Policy applies to the Company’s 2014 annual and long-term incentive compensation awards. Under the policy, the Committee will consider any financial statement restatement in exercising its discretion in connection with determining the payout of incentive and other compensation awards for executives in the periods following such a financial statement restatement.

Stock Ownership Guidelines. The Committee has approved stock ownership guidelines for our executive officers. The target ownership for our chief executive officer is a dollar amount equal to three times his average base salary and annual incentive bonus for the three immediately preceding calendar years. The target ownership for each of our other executive officers is a dollar amount equal to two times their average base salary for the three immediately preceding calendar years (or, if less, all complete calendar years employed by the Company). All forms of Company equity, whether vested or unvested, including common stock, restricted stock, and stock options, are counted for purposes of determining compliance with the ownership guidelines.

In determining whether an executive meets the applicable guideline, the value of shares of common stock, including restricted stock and shares purchased by executives in the open market, is based on the closing price of our common stock on the last trading day of the most recent calendar year. In addition, the value of stock options is equal to the greater of (a) the value of the award on the grant date calculated in accordance with the Black-Scholes-Merton option pricing model, and (b) the difference between the applicable exercise price and the closing price of our common stock on the last trading day of the most recent calendar year.

Until an executive officer meets the ownership target provided under the guidelines, he or she is required to retain all shares received under the Company’s compensation plans, except for shares sold to pay the exercise price, if any, and to satisfy tax obligations. After an executive meets the applicable guideline, he or she is required to retain 20% of any shares obtained as the result of exercising a stock option or vesting of a restricted stock award, net of shares sold to pay the exercise price, if any, and to satisfy tax obligations.

The following table sets forth for each named executive officer the applicable stock ownership guideline and equity ownership as of December 31, 2014, measured in dollars, using the guideline methodology described above. As noted in the table, each of our named executive officers exceeds his or her ownership guideline.

Executive	Stock Options	Other Stock	Total Ownership	Stock Ownership Guideline
C. Allen Bradley, Jr.	$3,102,540	$5,418,437	$8,520,977	$3,414,235
G. Janelle Frost	$1,689,000	$1,731,507	$3,420,507	$540,000
Michael F. Grasher	$0	$981,608	$981,608	$525,000
Brendan Gau	$1,841,971	$857,028	$2,698,999	$425,667
Geoffrey R. Banta	$1,281,105	$63,116	$1,344,221	$663,333

Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other three most highly compensated executive officers (other than the chief financial officer) of a public company is not deductible for federal income tax purposes unless the compensation qualifies as “performance based compensation.” The performance-based awards granted as part of the 2014 LTIP and the portion of the 2014 annual incentive award based on quantitative Company performance goals are intended to qualify as “performance based compensation.” The Committee reviews on an annual basis the potential impact of this deduction limitation on executive compensation.

Impact of Prior Awards on Future Grants. The Committee does not have a specific policy addressing the cumulative value of prior equity awards in making future awards. However, our Committee intends to continue to make appropriate executive compensation decisions annually, so that our executives receive a total compensation package that is both competitive, and has a significant portion of compensation at risk. The increase in the value of restricted stock awards is directly linked to an increase in shareholder return, and unvested awards are conditioned on continued employment. The payment under any performance-based awards is tied to the Company meeting or exceeding quantitative performance objectives. The Committee believes, as a general matter, that positive results with respect to prior incentive awards should not negatively impact future compensation decisions.

Dodd Frank Act. The Board and Committee have discussed the requirements of the Dodd Frank Act, including the provisions relating to the recovery of incentive compensation for fiscal years for which financial results are later restated (See Clawback Policy). The SEC has not issued regulations implementing these provisions of Dodd Frank. In 2012, the Committee adopted a policy for the recovery of incentive awards in the event the Company is required to file a restatement of its financial statements with either the SEC or any state insurance authority. This policy is incorporated in both the annual and long-term incentive compensation award agreements for 2014, with each of the Company’s executive officers, for awards granted subsequent to the adoption of the policy. The Committee expects to modify this policy once the SEC issues regulations with respect to the recovery of incentive compensation under the Dodd Frank Act, if necessary.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and this proxy statement.

This report is submitted by the members of the Compensation Committee of the Board.

Members of the Compensation Committee

Philip A. Garcia (Chair)	Michael Brown	Jared A. Morris	Randy Roach

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our chief executive officer, our chief financial officer and the three other most highly paid executive officers for the years ended December 31, 2014, 2013, and 2012.

Name and Principal Position (1)	Year	Salary	Bonus	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
C. Allen Bradley, Jr.	2014	$546,667	$—	$575,630	$660,000	$21,881	$1,804,178
Executive Chairman	2013	527,500	—	556,500	722,099	22,048	1,828,147
	2012	512,000	—	521,850	547,136	21,945	1,602,931

G. Janelle Frost	2014	300,000	—	209,600	227,250	18,750	755,600
President and Chief Executive Officer	2013	271,666	—	1,121,243	233,461	18,938	1,645,308
	2012	248,333	—	126,536	153,625	19,809	548,303

Michael Grasher	2014	270,833	—	139,886	190,438	64,565	665,722
Executive Vice President and Chief Financial Officer	2013	166,667	125,000	898,590	—	32,861	1,223,118

Brendan Gau	2014	218,917	—	51,400	165,000	15,228	450,545
Executive Vice President and Chief Investment Officer	2013	212,083	—	56,121	161,011	19,938	449,153
	2012	202,500	—	69,418	121,278	15,386	408,582

Geoffrey R. Banta	2014	335,000	—	66,350	167,500	21,811	590,661
Former Executive Vice President, Corporate Development	2013	333,333	—	276,375	262,406	22,194	894,308
	2012	322,333	—	254,925	207,838	21,586	806,682

1.	Mr. Bradley was appointed Executive Chairman effective April 1, 2015. Mr. Bradley served as Chief Executive Officer from 2003 to March 31, 2015. Ms. Frost was appointed as our Chief Executive Officer effective April 1, 2015 and has served as our President since September 2013. She previously served as our Chief Operating Officer, and before that was our Executive Vice President and Chief Financial Officer. Mr. Grasher has served as Executive Vice President and Chief Financial Officer since he joined our Company in May 2013. Mr. Banta served as our Executive Vice President, Corporate Development from September 2013 until his retirement in December 2014. He previously served as our President and Chief Operating Officer.
2.	Long-term incentive compensation awards in 2014 consisted of performance-based awards and time-based restricted stock awards. Amounts in this column represent the grant date fair value of these awards calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”). Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the awards granted in 2014, see “Compensation Discussion and Analysis—2014 Long-Term Incentive Compensation.”

With respect to the performance-based awards granted in 2014, the amounts above reflect the probable payout percentage for the awards calculated in accordance with Topic 718. The grant date fair value is an estimate made for financial accounting purposes. Awards will be determined at the end of the three-year performance period based on actual results for both the Company and the peer group. There is no minimum payout under the performance-based awards. Assuming the performance-based awards will be paid out at the target level of 100%, the awards would be as follows: Mr. Bradley, $385,000; Ms. Frost, $90,750; Mr. Grasher, $ 60,500; Mr. Gau, $42,350; and Mr. Banta, $44,667. Assuming that the performance-based awards will be paid out at the maximum payout level of 150%, the awards would be as follows: Mr. Bradley, $577,500; Ms. Frost, $136,125; Mr. Grasher, $90,750; Mr. Gau, $63,525; and Mr. Banta,

$67,000. With respect to Mr. Banta, the performance based awards granted in 2014 reflect the reduction specified under the terms of the plan as the result of his retirement. See “Grants of Plan-Based Awards.”

With respect to time-based restricted stock awards granted in 2014, the amounts included above reflect the grant date fair value. With respect to restricted stock granted in 2014 as part of the Company’s long-term incentive compensation program, 1,705 shares were granted to Ms. Frost, 1,136 shares were granted to Mr. Grasher and 795 shares were granted to Mr. Gau. These shares will cliff vest on the third anniversary of the grant date. No other named executive officer received a restricted stock award in 2014 as part of the long-term incentive compensation program. See “Grants of Plan-Based Awards.”

3.	Amounts in this column represent the amounts paid to our named executive officers under our performance-based annual incentive compensation program. See “—Grants of Plan-Based Awards” below.
4.	For 2014, includes compensation as described under “—All Other Compensation” below.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column for 2014 in the Summary Compensation Table above.

Name	Car Allowance	Company 401(k) Contributions	Medical Examinations	Disability Insurance Premiums	Life Insurance premiums	Other		Total
C. Allen Bradley, Jr.	$8,636	$5,200	$—	$7,985	$60	$—		$21,881
G. Janelle Frost	8,636	5,200	3,111	1,743	60	—		18,750
Michael Grasher	9,154	1,966	3,385	—	60	50,000	(1)	64,565
Brendan Gau	8,542	5,200	—	1,426	60	—		15,228
Geoffrey R. Banta	8,438	5,200	3,643	4,470	60	—		21,811

1.	Represents a reimbursement related to the commission on the sale of his house in connection with his joining the Company.

Employment Agreements

We have employment agreements with each of our named executive officers other than Mr. Banta who retired in December 2014. The term of each agreement (other than our agreement with Mr. Bradley) is automatically extended for an additional consecutive one-year period at expiration unless either party provides notice not to extend the term at least 30 days prior to the applicable expiration date. Mr. Bradley’s employment agreement expires on September 30, 2016. In March 2015, the Company entered into new employment agreements with Ms. Frost in connection with her appointment as Chief Executive Officer of the Company and with Mr. Bradley in connection with his decision to become Executive Chairman. The Company’s new employment agreements with Ms. Frost and Mr. Bradley were effective April 1, 2015.

The agreements provide for an annual base salary of not less than $400,000 for Ms. Frost, $250,000 for Mr. Grasher, and $165,000 for Mr. Gau. Our agreement with Mr. Bradley provides for an annual base salary of $412,500 through March 31, 2016, and $275,000 from April 1, 2016 through September 30, 2016. The named executive officers are also eligible to participate in the Company’s incentive compensation plans and receive employee benefits provided to other executive officers of the Company.

Under these agreements, if we terminate the employment of one of our executive officers without cause, the terminated executive officer will be entitled to receive severance compensation consisting of cash paid in installments, and continued health benefits. The cash severance payment for the covered executives (other than Mr. Bradley) is paid monthly for a period of 12 months (18 months for Ms. Frost), in an amount equal to the officer’s then current annual base salary plus the average annual incentive award received by the executive in the prior three years. For Mr. Bradley, the cash severance payment is a monthly amount equal to his then-current monthly base salary plus an additional monthly amount of $53,590 (representing his average incentive award from 2012, 2013 and 2014 divided by 12), payable through September 30, 2016. The calculation of severance benefits under the employment agreement with each of our executive officers excludes any long-term incentive based compensation.

An executive officer is deemed to have been terminated without cause if:

•	we elect not to extend the terms of the employment agreement or we terminate the executive for any reason other than:

•	the conviction, guilty plea or plea of no contest to any felony, or to any crime of moral turpitude;

•

the willful misconduct of the executive officer, or the willful or continued failure by the executive officer (except as a result of disability or illness) to substantially perform his/her duties to the Company, in either case which has a material adverse effect on Company; or

•	the willful fraud or material dishonesty of the executive officer in connection with his performance of duties to the Company;

•	the executive terminates employment with us following:

•	a material reduction in authority, duties or responsibility;

•	a material reduction in base salary;

•	a material reduction in the executive’s ability to earn an annual bonus that results in a material reduction in the total annual compensation the executive may earn;

•	a termination of employee benefits, unless the termination is applicable to all senior executives or is required under any applicable plan or law;

•	relocation of the executive’s principal place of work to a location more than 35 miles from the executive’s current principal place of work; or

•	a material breach of the employment agreement by us.

Each of our executive officers has agreed not to compete with us or solicit our employees, agents or policyholders without our prior written consent while they are employed by us. If one of our executive officers, other than Mr. Bradley, is terminated by us without cause, the prohibition on engaging in competitive activities or soliciting our employees, agents or policyholders extends for a period of 12 months (18 months for Ms. Frost) after the date of termination. If an executive officer (other than Mr. Bradley) is terminated by us for cause, the executive officer terminates employment other than for one of the reasons specified above, or if an executive officer elects not to renew the term of the employment agreement, we have the option to extend the restriction on engaging in competitive or solicitation activities for a period of 12 months (18 months for Ms. Frost) after the date of termination or non-renewal by (a) delivering a written notice to the executive officer within 180 days after termination or non-renewal and (b) paying the executive officer the severance compensation provided under the employment agreement.

Equity Incentive Plans

The AMERISAFE, Inc. 2012 Equity and Incentive Compensation Plan (the “2012 Incentive Plan”) was approved by our shareholders in June 2012 and is administered by our Compensation Committee. The 2012 Incentive Plan permits awards in the form of option rights, appreciation rights, restricted shares, restricted stock units, cash incentive awards, performance shares and units. Options granted under the 2012 Incentive Plan are required to have an exercise price of not less than the fair market value of our common stock on the grant date. The maximum number of shares of our common stock that may be issued pursuant to equity awards under the 2012 Incentive Plan is 500,000 shares. As of April 20, 2015, 406,322 shares of our common stock were available for further issuance under the 2012 Incentive Plan. See “Equity Compensation Plan Information.” It is our

Company’s policy to award grants under our 2012 Incentive Plan only during periods in which the Company’s executives and other employees are normally permitted to buy and sell the Company’s securities under our Company’s securities trading policy.

Agreements evidencing awards may provide for a partial acceleration of vesting if a grantee’s employment is terminated by the Company without cause (as defined in the award agreement) or by the grantee for good reason (as defined in the award agreement) following a change in control of our Company. A change in control will be deemed to have occurred under the 2012 Incentive Plan if:

•	a person or group acquires 35% or more of the Company’s then outstanding voting securities, subject to certain exceptions;

•

individuals who constitute the Board as of the effective date of the 2012 Incentive Plan cease for any reason (other than death or disability) to constitute at least a majority of the Board, unless their replacements are approved as described in the 2012 Incentive Plan;

•	there is a consummation of a merger, consolidation or similar corporate transaction that results in an actual change in ownership of the Company; or

•	the Company’s shareholders approve a complete liquidation or dissolution of the Company.

Grantees of time-based restricted stock and performance-based awards are entitled to accelerated vesting if the grantee’s employment is terminated in connection with a change in control or due to death or disability (or for performance-based awards only, due to retirement), in each case as defined in the award agreement, as follows:

Date of Termination	Applicable Percentage
Within six months of the grant date or commencement of performance period	0.0%
After six months following the grant date but within 18 months following the grant date or commencement of performance period	33.3%
After 18 months following the grant date but within 30 months following the grant date or commencement of performance period	66.6%
After 30 months following the grant date or commencement of performance period	100.0%

In any event, a grantee of a performance-based award will only receive payment for an award after the performance period has ended and the awards are determined and paid to all other grantees.

Grants of Plan-Based Awards

In 2014, under our long-term incentive compensation program, each of our named executive officers received performance-based awards and three of our named executive officers received restricted stock grants. Additionally, in 2014 each of our named executive officers received annual incentive compensation awards. See “Compensation Discussion and Analysis—2014 Compensation.” The following table contains information regarding grants of plan-based awards to our named executive officers in the year ended December 31, 2014. In this table, annual incentive compensation awards are abbreviated as “AIC,” long-term performance-based incentive awards are abbreviated as “LTIP” and restricted stock awards are abbreviated “RSA.”

Name	Type	Board or Committee Approval Date (1)	Grant Date (2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units (5)	Grant Date Fair Value of Stock Awards (6)
				Threshold	Target	Maximum	Threshold	Target	Maximum
C. Allen Bradley, Jr.	AIC	02/24/2014	03/05/2014	—	$550,000	$825,000	—	—	—	—	$—
	LTIP	02/24/2014	03/05/2014	—	—	—	—	$385,000	$577,500	—	575,630
G. Janelle Frost	AIC	02/24/2014	03/05/2014	—	210,000	315,000	—	—	—	—	—
	LTIP	02/24/2014	03/05/2014	—	—	—	—	90,750	136,125	—	134,938
	RSA	02/24/2014	03/05/2014	—	—	—	—	—	—	1,705	74,662
Michael Grasher	AIC	02/24/2014	03/05/2014	—	165,000	247,500	—	—	—	—	—
	LTIP	02/24/2014	03/10/2014	—	—	—	—	60,500	90,750	—	89,959
	RSA	02/24/2014	03/10/2014	—	—	—	—	—	—	1,136	49,927
Brendan Gau	AIC	02/24/2014	03/05/2014	—	132,000	198,000	—	—	—	—	—
	LTIP	02/24/2014	03/05/2014	—	—	—	—	42,350	63,525	—	16,587
	RSA	02/24/2014	03/05/2014	—	—	—	—	—	—	795	34,813
Geoffrey R. Banta	AIC	02/24/2014	02/27/2014	—	201,000	301,500	—	—	—	—	—
	LTIP	02/24/2014	03/05/2014	—	—	—	—	134,000	201,000	—	66,350

1.	Each of the awards described in this table was approved by the Compensation Committee.
2.	The grant date for each award is the date on which the respective award agreement was executed.
3.	Reflects the target and maximum dollar amounts payable under our annual incentive plan. The actual payment will be determined by the performance criteria described under “Compensation Discussion and Analysis—2014 Annual Incentive Compensation.”
4.	Reflects the target and maximum dollar amounts payable under our long-term performance-based awards. Actual payments under each performance-based award will be made in shares of common stock (rounded to the nearest whole share) equal to (a) the amount earned under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by our Compensation Committee. The actual payout will be determined by the performance criteria described under “Compensation Discussion and Analysis—2014 Long-Term Incentive Compensation.”
5.	Represents shares of restricted stock. The terms of these grants are described under “Compensation Discussion and Analysis—2014 Long-Term Incentive Compensation.”
6.	Represents the grant date fair value determined pursuant to FASB ASC Topic 718, based on the closing price of our common stock on the grant date as follows: March 5, 2014 ($43.79); March 10, 2014 ($43.95). With respect to performance-based awards, amounts reflect the probable payout percentage for the awards calculated in accordance with Topic 718. The grant date fair value is an estimate made for financial accounting purposes. Awards will be determined at the end of the three-year performance period based on actual results for both the Company and the peer group.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information regarding outstanding equity awards held by our named executive officers as of December 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
C. Allen Bradley, Jr.	89,000	—	$7.50	11/17/2015	—	$—	$1,103,900
G. Janelle Frost	60,000	—	14.21	11/10/2018	25,877	1,096,150	211,950
Michael Grasher	—	—	—	—	22,046	933,869	60,500
Brendan Gau	68,833	—	15.60	08/07/2019	2,732	115,727	126,749
Geoffrey R. Banta (4)	36,750	—	7.50	11/17/2015	—	—	488,200

1.	With respect to Ms. Frost, 1,376 shares of restricted stock vested on March 22, 2015, 1,367 shares of restricted stock will vest on March 11, 2016, 1,705 shares of restricted stock will vest on March 5, 2017, and 3,571 shares of restricted stock will vest on each November 4 through November 4, 2020.

With respect to Mr. Grasher, 1,136 shares of restricted stock will vest on March 10, 2017 and 5,227 shares of restricted stock will vest on each May 3 until May 3, 2018.

With respect to Mr. Gau, 955 shares of restricted stock vested on March 22, 2015, 982 shares of restricted stock March 11, 2016, and 795 shares of restricted stock will vest on March 5, 2017.

2.	Represents the value of the shares of restricted stock based on a price of $42.36, the closing price of our common stock on December 31, 2014.
3.	Represents the value of the performance-based awards assuming that the target level of performance is achieved. Payments under each performance-based award will be made in shares of common stock (rounded to the nearest whole share) equal to (a) the amount earned under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by our Compensation Committee. The actual payout will be determined by the performance criteria described under “Compensation Discussion and Analysis—2014 Long-Term Incentive Compensation.”
4.	As a result of his retirement in December 2014, Mr. Banta’s performance-based awards will be reduced under the terms of the award agreement by one-third for the 2013-2015 performance period and by two-thirds for the 2014-2016 performance period.

Option Exercises and Stock Vested

The following table provides information regarding the exercise of stock options held by our named executive officers during the year ended December 31, 2014.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
C. Allen Bradley, Jr.	180,000	$5,679,833
G. Janelle Frost	15,000	407,550
Michael Grasher	—	—
Brendan Gau	6,167	166,262
Geoffrey R. Banta	25,000	804,324

1.	Value based on market value of our common stock on the dates of exercise, less the applicable exercise price.

Employment Termination and Change-in-Control Benefits

The table below quantifies potential compensation that would have become payable to each of our named executive officers (other than Mr. Banta) under employment agreements, annual and long-term incentive compensation award agreements and Company plans and policies (as in effect on December 31, 2014) if their employment had terminated on December 31, 2014, given the executive officer’s base salary on that date and the closing price of our common stock on December 31, 2014. In addition, the table quantifies the compensation that would have become payable to each of our named executive officers assuming that a change in control of the Company had occurred on December 31, 2014, and determining any amounts that would be payable under the employment agreements in effect as of that date. Information for Mr. Banta is not included because he retired from the Company on December 31, 2014. Our employment agreements with Mr. Bradley and Ms. Frost were amended subsequent to December 31, 2014. For additional information regarding (a) the circumstances in which our executive officers would be entitled to severance compensation, see “Executive Compensation—Employment Agreements” and (b) the acceleration of vesting of equity awards, see “Executive Compensation—Equity Incentive Plans.”

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the event occurs.

	Cash Severance Payments (1)	Healthcare Premiums (2)	Acceleration of Equity Awards (3)	Total
C. Allen Bradley, Jr.
Voluntary Termination	$—	$—	$—	$—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	1,683,268	27,747	128,321	1,839,336
Termination without Cause or for Good Reason (following a Change in Control)	1,683,268	27,747	128,231	1,839,336
Death or Disability	—	—	128,321	128,321
Retirement	—	—	128,321	128,321
Change in Control	—	—	—	—

G. Janelle Frost
Voluntary Termination	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	472,229	1,016	48,636	521,881
Termination without Cause or for Good Reason (following a Change in Control)	472,229	1,016	48,636	521,881
Death or Disability	—	—	48,636	48,636
Retirement	—	—	30,247	30,247
Change in Control	—	—	—	—

Michael Grasher
Voluntary Termination	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	416,667	23,521	36,203	476,391
Termination without Cause or for Good Reason (following a Change in Control)	416,667	23,521	36,203	476,391
Death or Disability	—	—	36,203	36,203
Retirement	—	—	20,165	20,165
Change in Control	—	—	—	—

Brendan Gau
Voluntary Termination	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	348,296	19,948	25,340	393,584
Termination without Cause or for Good Reason (following a Change in Control)	348,296	19,948	25,340	393,584
Death or Disability	—	—	25,340	25,430
Retirement	—	—	14,115	14,115
Change in Control	—	—	—	—

1.	Cash severance is payable in installments over 12 months (18 months for Mr. Bradley).
2.	Represents COBRA health insurance premiums payable on behalf of the executives following termination of employment for a period of 12 months (18 months for Mr. Bradley).
3.

Performance-based awards and time-based restricted stock awards granted under the 2012 Incentive Plan will partially vest upon death or disability (and retirement for performance-based awards only) and also partially vest if the recipient’s employment is terminated without cause or for good reason following a change in control. See “Executive Compensation—Equity Incentive Plans.” The dollar amounts in this column represent the value of unvested stock options and the value of restricted stock that would vest on December 31, 2014 at $42.36 per share, the closing price of our common stock on December 31, 2014. With respect to the performance-based awards, the amounts above reflect partial vesting of the awards at the target level. A grantee of a performance-based award will receive any payment under the award after the performance period has ended and the amount of the award is determined.

Certain Relationships and Related Transactions

Policy. The Company has adopted a written policy regarding the approval of any transaction or series of transactions in which the Company and a related party have an interest. A related party is one of the Company’s executive officers, directors, director nominees, a person owning more than 5% of any class of the Company’s securities, an entity in which any of such persons is employed or is a partner or principal or an immediate family member of such a person. Related party transactions involving $50,000 or more are required, when circumstances permit, to be submitted to and approved by the Audit Committee at a regular meeting held in advance of the transaction. The chair of the Audit Committee has the authority to approve related party transactions in circumstances in which the Company’s general counsel determines it is impracticable or undesirable to wait until the next regularly scheduled Audit Committee meeting. Aspects of proposed related party transactions to be considered in granting approval include whether the transaction benefits the Company, whether the goods or services in question are available from other sources and whether the terms of the proposed transaction are comparable to those available in transactions with unrelated third parties.

PAX, Inc. Mr. Phillips, a director of the Company, is currently the President, Chief Executive Officer and an owner of PAX, Inc. PAX has been a Company policyholder at various times since 1994. PAX paid premiums to the Company of $167,968 in 2014, and is expected to pay premiums to the Company of approximately $337,833 in 2015. The Company believes that the terms of the policies issued to PAX were established on an arms’ length basis and does not believe that this relationship interferes with Mr. Phillips’ exercise of independent judgment in carrying out his responsibilities as a director. The Board has considered this information in determining that Mr. Phillips is an independent director within the meaning of the Nasdaq listing requirements.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2014, the 2005 Incentive Plan, the 2012 Incentive Plan and the 2010 Director Plan were the only compensation plans under which securities of the Company were authorized for issuance. These plans were approved by the Company’s shareholders. The Company has no equity compensation plans that have not been approved by its shareholders. The table provides information as of December 31, 2014.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of common stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	282,083	(1)	$11.30	446,265	(2)

1.	Represents shares issuable upon exercise of outstanding options under the 2005 Incentive Plan.
2.	Represents 33,186 shares of common stock available for issuance under the Director Plan and 413,079 shares of common stock available for issuance under the 2012 Incentive Plan. No additional awards can be made under the 2005 Incentive Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

The tables below provide information regarding the beneficial ownership of the Company’s common stock as of April 20, 2015 for:

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group; and

•	each beneficial owner of more than five percent of the Company’s common stock.

The tables below list the number of shares and percentage of shares beneficially owned based on 18,978,693 shares of common stock outstanding as of April 20, 2015.

Beneficial ownership of the Company’s common stock is determined in accordance with the rules of the SEC and generally includes voting power or investment power with respect to securities held. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Directors and Named Executive Officers

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
C. Allen Bradley, Jr. (1)	200,862	1.1%
Michael Brown	363	*
Philip A. Garcia (2)(3)	6,291	*
Jared A. Morris (2)(4)	68,494	*
Millard E. Morris (2)(5)	102,842	*
Daniel Phillips (2)	12,722	*
Randy Roach (2)	8,764	*
Austin P. Young III (2)(6)	9,028	*
G. Janelle Frost (1)(7)	103,990	*
Michael Grasher (7)	24,672	*
Brendan Gau (1)	90,189	*
Geoffrey R. Banta	19,240	*
All directors and executive officers as a group (14 persons) (1)(7)	686,835	3.6%

*	Less than 1%.
1.	Includes shares of our common stock issuable upon the exercise of options within 60 days as follows: Mr. Bradley (59,000 shares), Ms. Frost (60,000 shares), Mr. Gau (68,833 shares) and all directors and executive officers as a group (199,233 shares).
2.	Includes 811 shares of restricted stock granted on the date of our 2014 annual meeting of shareholders pursuant to our 2010 Director Plan. The director has sole voting power but no dispositive power with respect to these shares. These shares vest on the date of the Annual Meeting.
3.	Includes 5,480 shares beneficially owned through a revocable trust, of which Mr. Garcia is a trustee.
4.	Includes 57,817 shares beneficially owned through a trust, of which Mr. J. Morris is a trustee.
5.	Includes 94,219 shares beneficially owned by an entity controlled by Mr. M. Morris.
6.	Includes 6,827 shares beneficially owned through a family limited partnership.
7.	Includes shares of restricted common stock for which the executives have sole voting power but no dispositive power as follows: Ms. Frost (28,987 shares), Mr. Grasher (23,545 shares), Mr. Gau (3,856 shares) and all directors and executive officers as a group (74,476 shares).

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities who are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. The information regarding beneficial ownership of common stock by the entities identified below is included in reliance on a report filed with the Securities and Exchange Commission by such entity, except that the percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and the number of shares of common stock outstanding on April 20, 2015.

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
Blackrock, Inc (1)	1,773,150	9.3%
FMR LLC (2)	1,510,910	8.0%
NewSouth Capital Management, Inc. (3)	1,257,407	6.6%
Wellington Management Co. LLP (4)	1,175,049	6.2%
RBC Global Asset Management (5)	1,074,986	5.7%

1.	According to a Schedule 13G/A filed on January 15, 2015 by Blackrock, Inc. (“Blackrock”), Blackrock has sole voting power with respect to 1,703,916 shares of common stock and sole dispositive power with respect to 1,773,150 shares of common stock. The address for Blackrock is 55 E. 52nd Street, New York, New York 10022.
2.	According to a Schedule 13G/A filed on January 12, 2015 by FMR LLC (“FMR”), FMR has sole voting power with respect to 322 shares of common stock and sole dispositive power with respect to 1,510,910 shares of common stock. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.
3.	According to a Schedule 13G/A filed on February 13, 2015 by NewSouth Capital Management, Inc. (“NewSouth”), NewSouth has sole voting power with respect to 1,015,652 shares of common stock and sole dispositive power with respect to 1,257,407 shares of common stock. The address for NewSouth is 999 S. Shady Grove Road, Suite 501, Memphis, Tennessee 38120.
4.	According to a Schedule 13G/A filed on February 12, 2015 by Wellington Management Company, LLP (“Wellington”), Wellington holds shared voting power with respect to 940,939 shares of common stock and shared dispositive power with respect to 1,175,049 shares of common stock. The address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.
5.	According to a Schedule 13G/A filed on February 4, 2015 by RBC Global Asset Management, Inc. (“RBC”), RBC holds shared voting power with respect to 739,681 shares of common stock and shared dispositive power with respect to 1,074,676 shares of common stock. The address for RBC is 50 South Sixth Street, Suite 2350, Minneapolis, Minnesota 55402.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, Mr. Garcia, Mr. Brown, Mr. J. Morris and Mr. Roach served as members of the Compensation Committee. Mr. Brown became a member of the Compensation Committee in November 2014. No member of the Compensation Committee (1) was, during the fiscal year ended December 31, 2014, or had previously been, an officer or employee of the Company or (2) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company. None of our executive officers have served as members of a board of directors or compensation committee of any other entity that has an executive officer serving as a member of our Board or Compensation Committee.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s system of internal controls over financial reporting and for preparing its financial statements. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control. It also oversees the Company’s internal audit department, approving its audit plans, reviewing its reports, and evaluating its performance. The Audit Committee monitors “whistleblower” activity under Section 806 of the Sarbanes-Oxley Act of 2002, receiving regular reports through the Company’s toll-free whistle-blower “hotline.” The Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Committee. The charter is available on the Company’s website at www.amerisafe.com.

The Audit Committee reviewed and discussed with both management and the Company’s independent registered public accounting firm the audited financial statements of the Company for the year ended December 31, 2014 prior to their issuance. During 2014, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required by Auditing Standards No. 16, as adopted by the PCAOB in Rule 3200T and by SEC Regulation S-X Rule 2-07, Communications with Audit Committees, as currently in effect, including the quality of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the PCAOB Ethics and Independence Rule 3526 regarding the independent accountant’s communications with the Audit Committee concerning independence.

Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board that it (a) approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC and (b) accept management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee

Austin P. Young III (Chair)	Michael Brown	Philip A. Garcia	Randy Roach

INDEPENDENT PUBLIC ACCOUNTANTS

Selection. Ernst & Young LLP served as the Company’s independent registered public accounting firm for 2014 and has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for 2015. Representatives of Ernst & Young LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit and Non-Audit Fees. The following table presents fees for audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for 2014 and 2013 and for fees billed for other services rendered by Ernst & Young LLP.

	2014	2013
Audit fees (1)	$1,161,500	$1,165,500
Audit-related fees (2)	—	24,500
Tax fees	—	—
All other fees (3)	1,995	1,995

1.	Audit fees consist principally of fees for the audit of the Company’s consolidated financial statements, reviews of the Company’s quarterly financial information and fees related to registration statements filed by the Company with the SEC.
2.	Audit-related fees for 2013 consist of services related to assistance for regulatory examinations of insurance company subsidiaries.
3.	All other fees consist of service costs related to the Company’s use of Ernst & Young LLP’s online accounting and reporting research tool and services.

Pre-Approval Policies and Procedures. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). This policy authorizes the Chair of the Audit Committee, in his discretion, to approve non-audit services on an interim basis, between regularly scheduled meetings of the Audit Committee. All audit and non-audit services for 2014 were pre-approved or ratified by the Audit Committee in accordance with this policy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons owning more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2014 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were in compliance with Section 16(a).

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

In order to be included in the Company’s proxy materials for the 2016 annual meeting of shareholders, a shareholder proposal must be received in writing by the Company at 2301 Highway 190 West, DeRidder, Louisiana 70634 by January 3, 2016 and otherwise comply with all requirements of the SEC for shareholder proposals.

In addition, the Company’s Bylaws provide that any shareholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice (other than a notice recommending a director candidate) must be delivered to the above address not less than 60 nor more than 90 calendar days prior to the annual meeting. In the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, the notice must be received not later than the close of business on the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made. To be timely, a notice (other than a notice recommending a director candidate) must be received no earlier than March 14, 2016 and no later than April 13, 2016. Under the Company’s Bylaws, a notice recommending a director candidate must be delivered to the above address not less than 60 nor more than 90 calendar days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. To be timely, a notice recommending a director candidate must be received no earlier than February 1, 2016 and no later than March 3, 2016. The notice must also describe the shareholder proposal in reasonable detail and provide certain other information required by the Company’s Bylaws. A copy of the Company’s Bylaws is available upon request from the Company’s Secretary.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,

Kathryn H. Shirley

Senior Vice President,

General Counsel and Secretary

DeRidder, Louisiana

April 29, 2015

AMERISAFE, INC. 2301 Highway 190 West DeRidder, LA 70634

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below

1.	Election of Directors	☐	☐	☐
Nominees for Class with term ending in 2018

01) Philip A. Garcia
02) Randy Roach
03) Millard E. Morris

Nominee for Class with Term Ending in 2017

04) Michael J. Brown

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2	To approve executive compensation.	☐	☐	☐

3	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here (see reverse for instructions)	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement, AR/10K Wrap is/are available at www.proxyvote.com.

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AMERISAFE, INC.

Annual Meeting of Shareholders

June 12, 2015 9:00 a.m.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael F. Grasher and Kathryn H. Shirley, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all of the shares of Amerisafe, Inc. Common Stock that the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held at 2301 Highway 190 West, DeRidder, Louisiana on June 12, 2015 or any adjournment thereof, with all powers that the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

            Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side